Exhibit 99.1

FOR IMMEDIATE RELEASE

Dick’s Sporting Goods Reports Fourth Quarter and Full Year 2012 Results

•      Consolidated earnings per diluted share increased 17% to $1.03 per diluted share in the fourth quarter of 2012 compared to earnings per diluted share of $0.88 in the fourth quarter of 2011

•      Full year consolidated non-GAAP earnings per diluted share increased 25% to $2.53 from 2011 consolidated non-GAAP earnings per diluted share of $2.02

•      Company to make significant growth investments in 2013 for the long-term benefit of the business and its shareholders

•      Company announces $1 billion five-year share repurchase program

PITTSBURGH, Pa., March 11, 2013 - Dick’s Sporting Goods, Inc. (NYSE: DKS), the largest U.S.-based full-line sporting goods retailer, today reported sales and earnings results for the fourth quarter and full year ended February 2, 2013.

Fourth Quarter Results (14 weeks compared to 13 weeks last year)

The Company reported consolidated net income for the 14 weeks ended February 2, 2013 of $129.7 million, or $1.03 per diluted share, compared to the Company’s expectations provided on November 13, 2012 of $1.03 to 1.05 per diluted share. The fourth quarter includes approximately $0.03 per diluted share for the 14th week. For the fourth quarter ended January 28, 2012, the Company reported consolidated net income of $111.1 million, or $0.88 per diluted share.

Net sales for the 14-week quarter of 2012 increased by 12.0% to $1.8 billion, driven by the growth of our store network, a 1.2% increase in consolidated same store sales on a 13-week to 13-week basis, and the inclusion of the 14th week of sales. The 1.2% consolidated same store sales increase consisted of a 2.2% decrease at Dick’s Sporting Goods stores, a 1.3% increase at Golf Galaxy and a 54.2% increase in the eCommerce business.  By chain, including eCommerce business, Dick’s Sporting Goods same store sales increased 1.2% and Golf Galaxy same store sales increased 1.3%.

“In the fourth quarter, we experienced continued momentum in athletic footwear and apparel along with strong sales in hunting that exceeded our expectations. These increases were partially offset by lower-than-anticipated sales in outerwear and cold weather accessories, as well as a significant decline in the fitness category,” said Edward W. Stack, Chairman and CEO. “As a result of the unusually warm weather conditions, including during peak selling periods in December, we significantly reduced our inventory levels of cold weather merchandise to align with lower consumer demand and avoid carrying over excess inventory after a second year in a row of warm weather. While this was a prudent move that enabled us to effectively manage inventory and protect our margins, it did limit our ability to capture sales in January when temperatures dropped and snowfall increased.”

Mr. Stack continued, “In fitness, the significant comp decline was a result of lower large-equipment sales like treadmills and ellipticals. We understand the issues that contributed to the sales decline and are taking action to correct them.”

New Stores

In the fourth quarter, the Company opened seven new Dick’s Sporting Goods stores, relocated one Dick’s Sporting Goods store and repositioned one Golf Galaxy store. These stores are listed in a table later in the release under the heading “Store Count and Square Footage.”

As of the end of the fourth quarter, the Company operated 518 Dick’s Sporting Goods stores in 44 states, with approximately 28.2 million square feet and 81 Golf Galaxy stores in 30 states, with approximately 1.4 million square feet.

Balance Sheet

The Company ended fiscal 2012 with $345 million in cash and cash equivalents as compared to $734 million at the end of fiscal 2011, and did not have any outstanding borrowings under its $500 million revolving credit facility. Over the course of the past twelve months, the Company utilized capital to fund its $200 million share repurchase program, pay quarterly dividends, purchase its store support center, invest in JJB Sports, acquire intellectual property rights to the Top-Flite and Field & Stream brands,  build a distribution center and fund its $246 million special dividend.

Inventory per square foot was 0.7% higher at the end of the fourth quarter of 2012 as compared to the end of the fourth quarter of 2011.

Full Year 2012 Results (53 weeks compared to 52 weeks last year)

The Company reported consolidated non-GAAP net income for the 53 weeks ended February 2, 2013 of $318.3 million, or $2.53 per diluted share, excluding an impairment charge and including approximately $0.03 per diluted share for the 53rd week.  For the 52 weeks ended January 28, 2012, the Company reported consolidated non-GAAP net income of $253.9 million, or $2.02 per diluted share.

On a GAAP basis, the Company reported consolidated net income for the 53 weeks ended February 2, 2013 of $290.7 million, or $2.31 per diluted share. For the 52 weeks ended January 28, 2012, the Company reported consolidated net income of $263.9 million, or $2.10 per diluted share.  The GAAP to non-GAAP reconciliation is included in a table later in the release under the heading “Non-GAAP Net Income and Earnings Per Share Reconciliation.”

Net sales for the 53 weeks ended February 2, 2013 increased 12.0% from last year’s 52-week period to $5.8 billion primarily due to a 4.3% increase in consolidated same store sales on a 52-week to 52-week comparable basis and the growth of the Company’s store network.

“In 2012, we made several important investments for the future, including adding locations, acquiring established brands, developing and testing retail concepts, further building omni-channel capabilities, and creating new marketing strategies,” said Mr. Stack. “All of these investments have strengthened our foundation and position us for continued growth. We’re optimistic about our outlook for the coming year and excited about our long-term prospects for the future.”

2013 Growth Investments

The Company will make meaningful investments for the long-term benefit of the business and its shareholders. In 2013, these growth investments include:

•	Strengthening its omni-channel platform, including investments in advanced mobile capabilities, the piloting of pick-up in-store, and growth of the eCommerce team,
•	Remodeling existing stores,
•	Implementing new systems, and
•	Developing new concepts.

In total, the Company expects these investments to have a $0.12 impact on earnings per diluted share in 2013. The Company’s guidance takes these investments into consideration.

Current 2013 Outlook

The Company’s current outlook for 2013 is based on current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as described later in this release.  Although the Company believes that the expectations and other comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations or comments will prove to be correct.

❖   Full Year 2013 – (52 Week Year) Comparisons to Fiscal 2012 – (53 Week Year)

•     Based on an estimated 126 million diluted shares outstanding, the Company currently anticipates reporting consolidated earnings per diluted share of approximately $2.84 to 2.86. For the 53 weeks ended February 2, 2013, the Company reported consolidated non-GAAP earnings per diluted share of $2.53, excluding an impairment charge and including approximately $0.03 per diluted share for the 53rd week.  On a GAAP basis, the Company reported consolidated earnings per diluted share of $2.31 in 2012.

•      Consolidated same store sales are currently expected to increase approximately 2 to 3% on a 52-week to 52-week comparative basis, compared to a 4.3% increase in fiscal 2012.

•      The Company expects to open approximately 40 new Dick’s Sporting Goods stores, relocate one Dick’s Sporting Goods store and complete four full and 75 partial remodels of Dick’s Sporting Goods stores in 2013. The Company also expects to open one new Golf Galaxy store and relocate one Golf Galaxy store in 2013, both of which will be in the new, larger format.

•      The Company expects to open approximately two new True Runner stores and approximately two new Field & Stream stores in 2013.

❖   First Quarter 2013

•     Based on an estimated 126 million diluted shares outstanding, the Company currently anticipates reporting consolidated earnings per diluted share of approximately $0.47 to 0.49 in the first quarter of 2013, compared to first quarter 2012 earnings per diluted share of $0.45.

•      Consolidated same store sales adjusted for the shifted calendar due to the 53rd week in 2012 are currently expected to be approximately negative 2% to negative 1% in the first quarter of 2013, or approximately flat to 1% not adjusted, as compared to an 8.4% increase in the first quarter of 2012.

•      The Company expects to open approximately two Dick’s Sporting Goods stores in the first quarter of 2013.

❖   Capital Expenditures

•      In 2013, the Company anticipates capital expenditures to be approximately $299 million on a gross basis and approximately $258 million on a net basis.

Dividend

As previously announced on February 19, 2013, the Company’s Board of Directors authorized and declared a quarterly dividend in the amount of $0.125 per share on the Company’s Common Stock and Class B Common Stock. The dividend is payable in cash on March 29, 2013 to stockholders of record at the close of business on March 8, 2013.

Share Repurchase Program

The Company announced today that its Board of Directors authorized a share repurchase program of up to $1 billion of the Company’s common stock over the next five years. The Company currently expects to finance the repurchases from cash on hand and if necessary, availability under its credit facility. The Company’s guidance takes into consideration expected share repurchase activity sufficient to at least offset the dilutive effect of the issuance of shares expected from stock-based awards. The repurchases, which may be made in privately-negotiated transactions or in the open market as permitted by Securities Exchange Act Rule 10b-18, including pursuant to a Securities Exchange Act Rule 10b5-1 repurchase plan, could begin immediately and may occur from time-to-time in the future.  The Company may suspend or discontinue this repurchase program at any time.

Conference Call Info

The Company will be hosting a conference call today at 10:00 a.m. eastern time to discuss the fourth quarter and full year results.  Investors will have the opportunity to listen to the earnings conference call over the internet through the Company’s website located at http://www.dickssportinggoods.com/investors. To listen to the live call, please go to the website at least fifteen minutes early to register and download and install any necessary audio software.

In addition to the webcast, the call can be accessed by dialing (866) 652-5200 (domestic callers) or (412) 317-6060 (international callers) and requesting the “Dick’s Sporting Goods Earnings Call.”

For those who cannot listen to the live webcast, it will be archived on the Company’s website for 30 days. In addition, a dial-in replay of the call will be available. To listen to the replay, investors should dial (877) 344-7529 (domestic callers) or (412) 317-0088 (international callers) and enter confirmation code 10025203. The dial-in replay will be available for 30 days following the live call.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

Except for historical information contained herein, the statements in this release or otherwise made by our management in connection with the subject matter of this release are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. Our future performance and financial results may differ materially from those included in any such forward-looking statements and such forward-looking statements should not be relied upon by investors as a prediction of actual results. You can identify these statements as those that may predict, forecast, indicate or imply future results, performance or advancements and by forward-looking words such as “believe”, “anticipate”, “expect”, “estimate”, “predict”, “intend”, “plan”, “project”, “goal”, “will”, “will be”, “will continue”, “will result”, “could”, “may”, “might” or other words with similar meanings. Forward-looking statements include statements regarding, among other things, our continued profitable growth.

The following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results, and could cause actual results for fiscal 2013 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this release or otherwise made by our management: ongoing economic and financial uncertainties may cause a decline in consumer spending; changes in the general economic and business conditions and in the specialty retail or sporting goods industry in particular; competition in the sporting goods industry; changes in consumer demand; limitations on the availability of attractive store locations; unauthorized disclosure of sensitive or confidential customer information; risks relating to our private brand offerings; access adequate capital; changing laws and regulations affecting our business including the regulation of firearms and ammunition; factors affecting our vendors; litigation risks; foreign trade issues and currency exchange rate fluctuations; the loss of our key executives, especially Edward W. Stack, our Chairman and Chief Executive Officer; protection of our intellectual property; disruptions with our eCommerce services provider or of our information systems; disruption at our distribution facilities; developments with sports leagues, professional athletes or sports superstars; weather and seasonality of our business; regional risks; risk associated with strategic investments or acquisitions; labor needs; risks associated with being a controlled company; our anti-takeover provisions; our current intention to issue quarterly cash dividends; and our share repurchase activity, if any.

Known and unknown risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K for the year ended January 28, 2012 as filed with the Securities and Exchange Commission (“SEC”) on March 16, 2012 and in other reports filed with the SEC.  In addition, we operate in a highly competitive and rapidly changing environment; therefore, new risk factors can arise, and it is not possible for management to predict or assess the impact of all such risk factors. Forward-looking statements included in this release are made as of the date of this release. We do not assume any obligation and do not intend to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by the securities laws.

About Dick’s Sporting Goods, Inc.

Dick’s Sporting Goods, Inc. is an authentic full-line sports and fitness specialty omni-channel retailer offering a broad assortment of high quality, competitively-priced brand name sporting goods equipment, apparel and footwear in a specialty store environment. The Company also owns and operates Golf Galaxy, LLC, a golf specialty retailer.

As of February 2, 2013, the Company operated 518 Dick’s Sporting Goods stores in 44 states, 81 Golf Galaxy stores in 30 states and eCommerce websites and catalog operations for Dick’s Sporting Goods and Golf Galaxy. Dick’s Sporting Goods, Inc. news releases are available at http://www.dickssportinggoods.com/investors. The Company’s website is not part of this release.

Contact:

Timothy E. Kullman, EVP – Finance, Administration, and Chief Financial Officer or

Anne-Marie Megela, Director, Investor Relations

Dick’s Sporting Goods

investors@dcsg.com

(724) 273-3400

###

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

(In thousands, except per share data)

	14 Weeks Ended		13 Weeks Ended
	February 2,	% of	January 28,	% of
	2013	Sales (1)	2012	Sales

Net sales	$1,805,302	100.00%	$1,611,556	100.00%
Cost of goods sold, including occupancy and distribution costs	1,216,650	67.39	1,098,785	68.18

GROSS PROFIT	588,652	32.61	512,771	31.82

Selling, general and administrative expenses	375,781	20.82	326,570	20.26
Pre-opening expenses	1,765	0.10	1,876	0.12

INCOME FROM OPERATIONS	211,106	11.69	184,325	11.44

Interest expense	725	0.04	3,365	0.21
Other income	(1,632)	(0.09)	(951)	(0.06)

INCOME BEFORE INCOME TAXES	212,013	11.74	181,911	11.29

Provision for income taxes	82,264	4.56	70,835	4.40

NET INCOME	$129,749	7.19%	$111,076	6.89%

EARNINGS PER COMMON SHARE:
Basic	$1.06		$0.92
Diluted	$1.03		$0.88

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING:
Basic	122,875		120,928
Diluted	126,409		126,316

Cash dividends declared per share	$2.125		$0.50

(1) Column does not add due to rounding

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

(In thousands, except per share data)

	53 Weeks Ended		52 Weeks Ended
	February 2,	% of	January 28,	% of
	2013	Sales(1)	2012	Sales

Net sales	$5,836,119	100.00%	$5,211,802	100.00%
Cost of goods sold, including occupancy
and distribution costs	3,998,956	68.52	3,616,921	69.40

GROSS PROFIT	1,837,163	31.48	1,594,881	30.60

Selling, general and administrative expenses	1,297,413	22.23	1,148,268	22.03
Pre-opening expenses	16,076	0.28	14,593	0.28

INCOME FROM OPERATIONS	523,674	8.97	432,020	8.29

Impairment of available-for-sale investments	32,370	0.55	-	-
Gain on sale of investment	-	-	(13,900)	(0.27)
Interest expense	6,034	0.10	13,868	0.27
Other (income) expense	(4,555)	(0.08)	26	0.00

INCOME BEFORE INCOME TAXES	489,825	8.39	432,026	8.29

Provision for income taxes	199,116	3.41	168,120	3.23

NET INCOME	$290,709	4.98%	$263,906	5.06%

EARNINGS PER COMMON SHARE:
Basic	$2.39		$2.19
Diluted	$2.31		$2.10

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING:
Basic	121,629		120,232
Diluted	125,995		125,768

Cash dividends declared per share	$2.50		$0.50

(1) Column does not add due to rounding

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(Dollars in thousands)

	February 2,	January 28,
	2013	2012

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$345,214	$734,402
Accounts receivable, net	34,625	38,338
Income taxes receivable	15,737	4,113
Inventories, net	1,096,186	1,014,997
Prepaid expenses and other current assets	73,838	64,213
Deferred income taxes	30,289	12,330
Total current assets	1,595,889	1,868,393

Property and equipment, net	840,135	775,896
Construction in progress - leased facilities	-	2,138
Intangible assets, net	98,903	50,490
Goodwill	200,594	200,594
Other assets:
Deferred income taxes	4,382	12,566
Other	147,904	86,375
Total other assets	152,286	98,941
TOTAL ASSETS	$2,887,807	$2,996,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$507,247	$510,398
Accrued expenses	269,900	264,073
Deferred revenue and other liabilities	146,362	128,765
Income taxes payable	68,746	29,484
Current portion of other long-term debt and leasing obligations	8,513	7,426
Total current liabilities	1,000,768	940,146
LONG-TERM LIABILITIES:
Other long-term debt and leasing obligations	7,762	151,596
Non-cash obligations for construction in progress - leased facilities	-	2,138
Deferred income taxes	7,413	-
Deferred revenue and other liabilities	284,540	269,827
Total long-term liabilities	299,715	423,561
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock	981	964
Class B common stock	249	250
Additional paid-in capital	874,236	699,766
Retained earnings	911,704	932,871
Accumulated other comprehensive income	112	118
Treasury stock	(199,958)	(1,224)
Total stockholders’ equity	1,587,324	1,632,745
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,887,807	$2,996,452

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(Dollars in thousands)

	Fiscal Year Ended
	February 2,	January 28,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$290,709	$263,906
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	125,096	116,581
Impairment of available-for-sale investments	32,370	-
Deferred income taxes	(2,362)	25,152
Stock-based compensation	32,181	23,919
Excess tax benefit from exercise of stock options	(64,767)	(20,768)
Tax benefit from exercise of stock options	4,864	664
Other non-cash items	372	1,382
Gain on sale of investment	-	(13,900)
Changes in assets and liabilities:
Accounts receivable	(4,328)	(3,350)
Inventories	(81,189)	(118,102)
Prepaid expenses and other assets	(8,693)	(9,174)
Accounts payable	(13,588)	73,950
Accrued expenses	(5,576)	(21,410)
Income taxes payable / receivable	92,352	54,923
Deferred construction allowances	28,691	26,678
Deferred revenue and other liabilities	12,152	9,970
Net cash provided by operating activities	438,284	410,421

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(219,026)	(201,807)
Purchase of JJB Sports convertible notes and equity securities	(31,986)	-
Proceeds from sale of investment	-	14,140
Proceeds from sale-leaseback transactions	3,406	21,126
Deposits and purchases of other assets	(76,748)	(33,075)
Net cash used in investing activities	(324,354)	(199,616)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on other long-term debt and leasing obligations	(145,322)	(995)
Construction allowance receipts	-	-
Proceeds from exercise of stock options	78,285	33,098
Excess tax benefit from exercise of stock options	64,767	20,768
Minimum tax withholding requirements	(5,518)	(3,575)
Cash paid for treasury stock	(198,774)	(1,224)
Cash dividends paid to stockholders	(306,972)	(60,460)
Increase (decrease) in bank overdraft	10,422	(10,063)
Net cash used in financing activities	(503,112)	(22,451)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(6)	(4)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(389,188)	188,350

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	734,402	546,052

CASH AND CASH EQUIVALENTS, END OF PERIOD	$345,214	$734,402

Supplemental disclosure of cash flow information:
Construction in progress - leased facilities	$-	$2,138
Accrued property and equipment	$23,772	$6,199
Accrued deposits and purchases of other assets	$15,000	$-
Cash paid for interest	$5,352	$12,488
Cash paid for income taxes	$117,387	$84,749

Store Count and Square Footage

The stores that opened during the fourth quarter of 2012 are as follows:

DICK’S
Store	Market
Monroe, LA	Monroe, LA
North Oklahoma City, OK	Oklahoma City, OK
Moore, OK	Oklahoma City, OK
Oklahoma City (Westgate), OK	Oklahoma City, OK
Midwest City, OK	Oklahoma City, OK
Jefferson City, MO	Jefferson City, MO
Spokane, WA	Spokane, WA

The following represents a reconciliation of beginning and ending stores and square footage for the periods indicated (1):

	Fiscal 2012			Fiscal 2011
	Dick’s Sporting Goods	Golf Galaxy	Total	Dick’s Sporting Goods	Golf Galaxy	Total
Beginning stores	480	81	561	444	81	525
Q1 New	6	-	6	3	-	3
Q2 New	4	-	4	8	-	8
Q3 New	21	-	21	19	-	19
Q4 New	7	-	7	6	-	6
Ending stores	518	81	599	480	81	561
Remodeled stores	-	-	-	14	-	14
Relocated stores	5	1	6	-	1	1

Square Footage:

(in millions)

	Dick’s Sporting Goods	Golf Galaxy	Total
Q1 2011	24.7	1.3	26.0
Q2 2011	25.1	1.3	26.4
Q3 2011	26.0	1.3	27.3
Q4 2011	26.3	1.3	27.6
Q1 2012	26.5	1.3	27.8
Q2 2012	26.7	1.3	28.0
Q3 2012	27.9	1.3	29.2
Q4 2012	28.2	1.4	29.6

(1)  Store Count and Square Footage amounts do not include our True Runner Stores

Non-GAAP Financial Measures

In addition to reporting the Company’s financial results in accordance with generally accepted accounting principles (“GAAP”), the Company provides information regarding net income and earnings per diluted share adjusted for certain non-recurring, infrequent or unusual items; earnings before interest, taxes and depreciation, adjusted to exclude certain significant gains and losses (“Adjusted EBITDA”); a reconciliation from the Company’s gross capital expenditures, net of tenant allowances; calculations of consolidated and Dick’s Sporting Goods new store productivity; and same store sales results adjusted to conform to the Company’s future presentation. These measures are considered non-GAAP and are not preferable to GAAP financial information; however, the Company believes this information provides additional measures of performance that the Company’s management, analysts and investors can use to compare core, operating results between reporting periods. These non-GAAP measures are provided below and on the Company’s website at http://www.dickssportinggoods.com/investors.

Non-GAAP Net Income and Earnings per Share Reconciliations

(in thousands, except per share data):

	Fiscal 2012
	53 Weeks Ended February 2, 2013
	As	Impairment of	Non-GAAP
	Reported	Investments	Total

Net sales	$5,836,119	$-	$5,836,119
Cost of goods sold, including occupancy and distribution costs	3,998,956	-	3,998,956

GROSS PROFIT	1,837,163	-	1,837,163

Selling, general and administrative expenses	1,297,413	-	1,297,413
Pre-opening expenses	16,076	-	16,076

INCOME FROM OPERATIONS	523,674	-	523,674

Impairment of available-for-sale investments	32,370	(32,370)	-
Interest expense	6,034	-	6,034
Other income	(4,555)	-	(4,555)

INCOME BEFORE INCOME TAXES	489,825	32,370	522,195

Provision for income taxes	199,116	4,734	203,850

NET INCOME	$290,709	$27,636	$318,345

EARNINGS PER COMMON SHARE:
Basic	$2.39		$2.62
Diluted	$2.31		$2.53

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	121,629		121,629
Diluted	125,995		125,995

During the second quarter of 2012, the Company fully impaired its investment in JJB Sports and recorded a pre-tax charge of $32.4 million.  The Company recorded a deferred tax asset valuation allowance of approximately $7.9 million for a portion of the $32.4 million net capital loss carryforward that it expects not to realize as a result of the impairment of its investment in JJB Sports.

	Fiscal 2011
	52 Weeks Ended January 28, 2012

	As	Gain on Sale	Litigation	Non-GAAP
	Reported	of Investment	Settlement	Total

Net sales	$5,211,802	$-	$-	$5,211,802
Cost of goods sold, including occupancy and distribution costs	3,616,921	-	-	3,616,921

GROSS PROFIT	1,594,881	-	-	1,594,881

Selling, general and administrative expenses	1,148,268	-	2,148	1,150,416
Pre-opening expenses	14,593	-	-	14,593

INCOME FROM OPERATIONS	432,020	-	(2,148)	429,872

Gain on sale of investment	(13,900)	13,900	-	-
Interest expense	13,868	-	-	13,868
Other expense	26	-	-	26

INCOME BEFORE INCOME TAXES	432,026	(13,900)	(2,148)	415,978

Provision for income taxes	168,120	(5,162)	(859)	162,099

NET INCOME	$263,906	$(8,738)	$(1,289)	$253,879

EARNINGS PER COMMON SHARE:
Basic	$2.19			$2.11
Diluted	$2.10			$2.02

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	120,232			120,232
Diluted	125,768			125,768

During the second quarter of 2011, the Company recorded a pre-tax gain of $13.9 million relating to the sale of available-for-sale securities. During the third quarter of 2011, the Company funded claims submitted by class members of wage and hour class action lawsuits as part of a court approved settlement. The settlement funding was $2.1 million lower than the previous estimate of $10.8 million, recognized in the fourth quarter of 2010. The provision for income taxes for the aforementioned adjustments was calculated at 40%, which approximates the Company’s effective tax rate.

Adjusted EBITDA

Adjusted EBITDA should not be considered as an alternative to net income or any other generally accepted accounting principles measure of performance or liquidity.  Adjusted EBITDA, as the Company has calculated it, may not be comparable to similarly titled measures reported by other companies.  Adjusted EBITDA is a key metric used by the Company that provides a measurement of profitability that eliminates the effect of changes resulting from financing decisions, tax regulations and capital investments.

	14 Weeks Ended	13 Weeks Ended
	February 2,	January 28,
	2013	2012
	(dollars in thousands)
Net income	$129,749	$111,076
Provision for income taxes	82,264	70,835
Interest expense	725	3,365
Depreciation and amortization	36,469	32,965
EBITDA	$249,207	$218,241

% increase in EBITDA	14%

		53 Weeks Ended	52 Weeks Ended
		February 2,	January 28,
		2013	2012
		(dollars in thousands)
Net income		$290,709	$263,906
Provision for income taxes		199,116	168,120
Interest expense		6,034	13,868
Depreciation and amortization		125,096	116,581
EBITDA		$620,955	$562,475
Add:	Impairment of available-for-sale investments	32,370	-
Less:	Gain on sale of investment	-	(13,900)
Less:	Litigation settlement	-	(2,148)
Adjusted EBITDA, as defined		$653,325	$546,427

% increase in Adjusted EBITDA		20%

Reconciliation of Gross Capital Expenditures to Net Capital Expenditures

The following table represents a reconciliation of the Company’s gross capital expenditures to its capital expenditures, net of tenant allowances.

	Fiscal Year Ended
	February 2,	January 28,
	2013	2012
	(dollars in thousands)
Gross capital expenditures	$(219,026)	$(201,807)
Proceeds from sale-leaseback transactions	3,406	21,126
Deferred construction allowances	28,691	26,678
Construction allowance receipts	-	-
Net capital expenditures	$(186,929)	$(154,003)

New Store Productivity Calculation

The following calculations represent: (1) the new store productivity calculation on a consolidated basis; and (2) the new store productivity calculation for Dick’s Sporting Goods only, in each case for the periods shown.  Golf Galaxy stores and the Company’s eCommerce business are excluded from the Dick’s Sporting Goods only calculation.  New store productivity compares the sales increase for all stores not included in the same store sales calculation with the increase in store square footage.

	Consolidated		Dick’s Sporting Goods Only
	Quarter Ended		Quarter Ended
	February 2,	January 28,	February 2,	January 28,
	2013(2)	2012	2013(2)	2012

Sales % increase for the period	7.4%		4.7%
Same store sales % increase (decrease) for the period	1.2%		-2.2%
New store sales % increase (A) (1)	6.2%		6.8%

Store square footage (000’s):
Beginning of period	29,202	27,315	27,853	25,975
End of period	29,588	27,596	28,202	26,256
Average for the period	29,395	27,456	28,028	26,116
Average square footage % increase for the period (B)	7.1%		7.3%

New store productivity (A)/(B) (1)	87.6%		93.5%

(1) Amounts do not recalculate due to rounding.

(2) Calculated on a 13-week to 13-week basis.

Fiscal 2012 Same Store Sales Reconciliation to Fiscal 2013 Presentation

The following table presents the Company’s same store sales results for fiscal 2012, adjusted to conform to the Company’s future presentation.  Beginning in fiscal 2013, the Company will report same store sales for Dick’s Sporting Goods stores with its eCommerce sales.  The Company will also report total eCommerce penetration, including both Dick’s Sporting Goods and Golf Galaxy eCommerce sales.  Future disclosure of fiscal 2012 same store sales will reflect the following presentation.

	Quarter Ended				Year Ended
	April 28,	July 28,	October 27,	February 2,	February 2,
	2012	2012	2012	2013(1)	2013(2)

Dick’s Sporting Goods	8.0%	3.7%	5.3%	1.2%	4.2%
Golf Galaxy	12.6%	4.4%	2.3%	1.3%	5.5%

Consolidated	8.4%	3.8%	5.1%	1.2%	4.3%

eCommerce penetration to total sales	3.7%	3.9%	4.4%	8.6%	5.4%

(1) Same store sales calculated on a 13-week to 13-week basis.

(2) Same store sales calculated on a 52-week to 52-week basis.